Exhibit 10.1

Scientific Learning Corporation
2012 Bonus Plan

Purpose:  To provide significant cash awards to participants for the achievement and over-achievement of the Company’s financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants: All employees, except those who are included in a sales incentive compensation plan or receive a Chinese New Year’s bonus. The following positions have sales incentive plans: Chief Education Officer, VP of Sales, VP of Inside Sales, Regional Sales Directors, Sr Manager of Account Specialists, Manager of Account Development Specialists and Brain Pro, Account Managers (field and inside), Account Specialists, Brain Pro Reps and Account Development Specialists. The estimated number of Participants in 2012 Bonus Plan (at February 1, 2012) is approximately 159.

Target and Maximum Levels:  Target awards are intended to deliver market-level incentive compensation at 100% achievement of goals.  Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Maximum Award (Max % of Base Salary Awarded on Overachievement)
CEO	55%	110%
CFO	45%	90%
CTO	40%	80%
Senior VPs and Chief Scientist	35%	70%
VPs	30%	60%
Senior Directors, Head of China Development, Sr. Principal Engineers (Level II)	25%	50%
Directors, Sr. Principal Engineers (Level I)	20%	40%
Senior Managers, Principal Engineers (Level II)	15%	30%
Managers, Principal Engineers (Level I), Tier 1 Individual Contributors*	10%	20%
Sr. Engineers, Tier 2 Individual Contributors*	7.5%	15%
Engineers, QA Analyst, Tech Writer, Tier 3 Individual Contributors*	5%	10%

*Definition of Tiers for Individual Contributors
Tier 1: Base salary of $100k/yr or higher
Tier 2: Base salary of $80k/yr - $99,999/yr
Tier 3: Base salary under $80k/yr

Note: for positions with multiple incumbents whose salaries fall into more than one tier, all persons in the position will receive the higher bonus associated with the higher tier.

SLC Confidential	Page 1 of 4

Goals: All Participants in the Plan will have a shared Company financial goal and individual goals closely related to the Participant’s own area of responsibility.

Weighting of Shared Goals and Individual Performance

	% of Target Award Allocated to Goal
Goal	Leadership Team	Other Plan Participants
Shared company financial goals	70%	50%
Individual performance	30%	50%

Annual Shared Company Financial Goals: The shared Company financial goals for the 2012 Plan are Booked Sales and Cash from Operations. The entry, target and maximum levels for these goals are as established by the Compensation Committee.

Until the entry level for both financial goals is achieved, no financial goals bonus is paid.   The percentage of the financial goals target bonus to be paid will range from 10%, once the entry level Booked Sales and entry level Cash from Operations are exceeded, to a maximum of 200%, when the maximum Booked Sales and maximum Cash from Operations are achieved. The percentage will increase from 10% to 200% as Booked Sales and Cash from Operations increase, based on the matrix established by the Compensation Committee.  Cash from Operations achievement is weighted slightly more than Booked Sales achievement in determining the amount of the bonus.

Individual Goals – Individual goal performance under the 2012 Plan is based on the achievement (on a rating scale of 1.0 to 5.0) of agreed-upon individual goals closely related to the Participant’s area of responsibility.  These goals will be agreed in writing between the Participant and his/her manager.
•	Below 75% individual goal achievement (weighted average rating of 2.5), no individual goal achievement bonus is paid.
•	At 100% individual goal achievement (weighted average rating of 3.0), 100% of the individual goal achievement target bonus is paid.
•	At 200% individual goal achievement (weighted average rating of 5.0), the 200% maximum for the individual goal achievement target bonus is paid.
•
From the 100% individual goal achievement level (weighted average rating of 3.0), the award earned scales ratably up to the maximum or down to the minimum in increments of 2.5% (corresponding to weighted average rating increments of 0.05).

SLC Confidential	Page 2 of 4

Timing

Financial Goal - The portion of the bonus based on the shared company financial goal will be calculated and paid annually after the 2012 audited financial results are available, but no later than two and one-half months following the end of the calendar year in which the award is no longer subject to substantial risk of forfeiture.

Individual Goals

Employees not on Leadership Team - The portion of the bonus opportunity based on individual goals is divided into equal 50% portions, the first of which is calculated based on individual goal achievement in the first half of the year and will be determined and paid no later than August 15, 2012.  The second 50% portion of the individual goals bonus opportunity is based on individual goal achievement in the second half of the year and will be calculated by and paid with the annual financial goal bonus.

Leadership Team - The portion of the bonus opportunity based on individual goals will be calculated annually and paid with the annual financial goal bonus.

Customization.
With the approval of the Compensation Committee of the Board of Directors, the CEO may adjust the calculated amount of the individual goal achievement bonus for Leadership Team members (other than the CEO) to reflect the relative difficulty or strategic importance of that executive’s goals compared to the goals of other Leadership Team members. The Compensation Committee may adjust the calculated amount of the individual goal achievement bonus for individual performance for the CEO for the same reasons.

Definitions:

•	Base Salary: Participant’s base salary as of 12/31/12.
•	Cash from Operations: Net Cash Generated by Operating Activities reported in the audited Consolidated Statement of Cash Flows as of December 31, 2012.
•	Booked Sales: Booked sales in 2012, determined in accordance with SLC’s audited financial statements for 2012.

SLC Confidential	Page 3 of 4

General Provisions:

1.
The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.  The final calculation of the bonus, including any rounding, will be in the sole and absolute discretion of the Company’s CFO, with approval by the CEO, subject to the approval of the Compensation Committee of the Board of Directors with respect to officers.  The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the Compensation Committee deems necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met.

2.
Death or Disability.  If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee.  For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2012, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.

4.
Participants hired or promoted into a position eligible for bonus under this Plan prior to October 1, 2012 will be eligible for a pro-rated award based on the Shared Company Financial Goal attainment. To be eligible for a bonus based on attainment of Individual Goals an employee must be hired no later than 2 weeks into the semi- annual period.  For example, an employee must be hired no later than by January 15, 2012 to receive an individual bonus based on performance in the first half of the year, and no later than July 15, 2012 to receive an individual performance bonus based on performance in the second half of the year.  These provisions will apply unless otherwise agreed, in writing, at the time of the relevant employment action.

5.
Except as provided in paragraphs 2 or 3 above, Plan Participants must be employed by Scientific Learning at the time that the award is no longer subject to a risk of forfeiture in order to receive payment of an award under this Plan.

SLC Confidential	Page 4 of 4